Exhibit 99.12

TRANSPORTATION SERVICE AGREEMENT
Contract Identification FT4761

This Transportation Service Agreement (Agreement) is entered into by Great Lakes Gas Transmission Limited Partnership (Transporter) and TRANSCANADA PIPELINES LIMITED (Shipper).

WHEREAS, Shipper has requested Transporter to transport Gas on its behalf and Transporter represents that it is willing to transport Gas under the terms and conditions of this Agreement.

NOW, THEREFORE, Transporter and Shipper agree that the terms below constitute the transportation service to be provided and the rights and obligations of Shipper and Transporter.

1.          EFFECTIVE DATE: November 01, 2009

2.          CONTRACT IDENTIFICATION: FT4761

3.          RATE SCHEDULE: FT

4.          SHIPPER TYPE: Other

5.          STATE/PROVINCE OF INCORPORATION: Canada

6.          TERM: November 01, 2005 to October 31, 2010

7.          EFFECT ON PREVIOUS CONTRACTS:

This Agreement supersedes, cancels and terminates, as of the effective date stated above, the following contract(s): Service Agreement dated November 04, 2004 with Contract Identification FT4761.

8.          MAXIMUM DAILY QUANTITY (Dth/Day): 361,000 Forwardhaul; 80,000 Backhaul

Please see Appendix A for further detail.

9.          RATES:

Unless Shipper and Transporter have agreed to a Discounted Rate, pursuant to Section 19.2 of the General Terms and Conditions, or to a Negotiated Rate, pursuant to Section 4.5 of the Rate Schedule named above, rates shall be Transporter’s maximum rates and charges plus all applicable surcharges in effect from time to time under the applicable Rate Schedule (as stated above) on file with the Commission unless otherwise agreed to by the parties in writing. Provisions governing a Discounted Rate shall be set forth in this Paragraph 9. Provisions governing a Negotiated Rate shall be set forth on Appendix B hereto.

Shipper and Transporter agree that for the Annual Forwardhaul Service under this Agreement from the Points(s) of receipt listed on Appendix A to the point(s) of delivery listed on Appendix A, the Reservation Fee to be charged shall be $9.520 per Dth.

Shipper and Transporter agree that for the Winter Only Backhaul Service under this Agreement from the Points(s) of receipt listed on Appendix A to the point(s) of delivery listed on Appendix A, the Reservation Fee to be charged shall be $0.0000 per Dth.

10.        POINTS OF RECEIPT AND DELIVERY:

The primary receipt and delivery points are set forth on Appendix A.

11.        RELEASED CAPACITY:

N/A

12.        INCORPORATION OF TARIFF INTO AGREEMENT:

This Agreement shall incorporate and in all respects be subject to the “General Terms and Conditions” and the applicable Rate Schedule (as stated above) set forth in Transporter’s FERC Gas Tariff, Second Revised Volume No. 1, as may be revised from time to time. Transporter may file and seek Commission approval under Section 4 of the Natural Gas Act (NGA) at any time and from time to time to change any rates, charges or provisions set forth in the applicable Rate Schedule (as stated above) and the “General Terms and Conditions” in Transporter’s FERC Gas Tariff, Second Revised Volume No. 1, and Transporter shall have the right to place such changes in effect in accordance with the NGA, and this Agreement shall be deemed to include such changes and any such changes which become effective by operation of law and Commission Order, without prejudice to Shipper’s right to protest the same.

13.        MISCELLANEOUS:

No waiver by either party to this Agreement of any one or more defaults by the other in the performance of this Agreement shall operate or be construed as a waiver of any continuing or future default(s), whether of a like or a different character.

Any controversy between the parties arising render this Agreement and not resolved by the parties shall be determined in accordance with the laws of the State of Michigan.

14.        OTHER PROVISIONS:

It is agreed that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Partner, agent, management official or employee of the Transporter or any director, officer or employee of any of the foregoing, for any obligation of the Transporter arising under this Agreement or for any claim based on such obligation and that the sole recourse of Shipper under this Agreement is limited to assets of the Transporter.

Upon termination of this Agreement, Shipper’s and Transporter’s obligations to each other arising under this Agreement, prior to the date of termination, remain in effect and are not being terminated by any provision of this Agreement.

16.       NOTICES AND COMMUNICATIONS:

All notices and communications with respect to this Agreement shall be in writing and sent to the addresses stated below or at any other such address(es) as may be designated in writing:

ADMINISTRATIVE MATTERS
Great Lakes Gas Transmission Limited	TRANSCANADA PIPELINES LIMITED
Partnership	450 - 1st Street S.W.
717 Texas Street	Calgary, AB T2P 5H1
Houston, TX 77002-2761	Canada
Attn: Commercial Services	Attn: Steve Pohlod

PAYMENT BY ELECTRONIC TRANSFER
Great Lakes Gas Transmission Limited	TRANSCANADA PIPELINES LIMITED
Partnership	Attn: Angie Czenczek
Bank One, Detroit, MI
ABA No: 072000326
Account No: 07308-43

AGREED TO BY:

GREAT LAKES GAS TRANSMISSION

LIMITED PARTNERSHIP

By: Great Lakes Gas Transmission Company	TRANSCANADA PIPELINES LIMITED

Operator and Agent for Great Lakes Gas

Transmission Limited Partnership

By:	/s/ Joseph E. Pollard	By:	/s/ Steve Pohlod
	Joseph E. Pollard		Steve Pohlod
Title: Director, Transportation			Title: Vice President, Commercial East
Services

		By:	/s/ Don Bell
Don Bell
Title: Director, Commercial East

APPENDIX A

Contract Identification FT4761

Date: November 01, 2009

Supersedes Appendices Dated: November 04, 2004

Shipper: TRANSCANADA PIPELINES LIMITED

Maximum Daily Quantity (Dth/Day) per Location:

Begin Date	End Date	Point(s) of Primarv Receipt	Point(s) of Primarv Delivery	MDQ	(MAOP)
ANNUAL FORWARDHAUL SERVICE – January through December

11/01/2005	10/31/2010	EMERSON		361,000	974
11/01/2005	10/31/2010	SOUTH CHESTER		37,988	974
11/01/2005	10/31/2010	DEWARD		37,988	974
11/01/2005	10/31/2010	FARWELL		37,988	974
11/01/2005	10/31/2010	CAPAC		37,988	974
11/01/2005	10/31/2010	MUTTONVILLE		37,988	974
11/01/2005	10/31/2010	BELLE RIVER MILLS		37,988	974

11/01/2005	10/31/2010		FARWELL	37,988	974
11/01/2005	10/31/2010		ST. CLAIR	361,000	974

Maximum Daily Quantity (Dth/Day) per Location:

Begin Date	End Date	Point(s) of Primarv Receipt	Point(s) of Primarv Delivery	MDQ	(MAOP)
WINTER ONLY BACKHAUL SERVICE – November through March

11/01/2009	03/31/2010	ST. CLAIR		80,000	974

11/01/2009	10/31/2010		EMERSON	80,000	974